Exhibit 99.1

Press Release	Source: DynTek, Inc

DynTek Announces First Quarter Results

Revenues Increase 58% to $23.4 Million; IT Services Revenues

Increase 70%; Service Margins Increase to 29%

IRVINE, Calif., Nov. 14 /PRNewswire-FirstCall/ — DynTek, Inc. (OTC Bulletin Board: DYTK - News), a leading provider of professional technology services, today announced results for its fiscal quarter ended September 30, 2005.

Highlights from the quarter include the following:

•                  Quarterly revenues increased by 58% to $23.4 million;

•                  Revenues for the twelve months ended September 30, 2005 were $85.2 million;

•                  Service margins increased to 29%, from 19% in the same period in the prior year;

•                  G&A expenses decreased by approximately $0.8 million from the immediately preceding quarter.

Revenue Increase

Revenues for the three months ended September 30, 2005 increased 58% to $23.4 million, compared to $14.8 million for the same period in the prior year. Revenues from the company’s non-core Business Process Outsourcing (BPO) segment decreased from $2.7 million to $0.98 million, as the company continued to deemphasize the segment and suspend the pursuit of additional BPO business, focusing instead on the sale of IT products and services. Due primarily to this increased focus, the company’s IT service revenues increased from $3.7 million in the September 2004 period to $6.3 million in the September 2005 period, an increase of 70%.

Services Margin Increase

Services margin increased from 19% in the quarter ended September 30, 2004 to 29% in the quarter ended September 30, 2005. The increase was primarily due to improved utilization rates from in-house consultants and an increase in the delivery of high-end, high-value service engagements in IT security and complex network infrastructure consulting. Services margins also benefited from a lower percentage of lower margin BPO business in the services mix.

Product margin, however, decreased from 17% to 12%. The decrease in overall product gross margin is primarily the result of several large, lower-margin product sales under contracts with certain clients during the September quarter. Although service margins have improved, product margins in particular are subject to competitive pricing pressures, vendor rebate programs, and fluctuate from quarter to quarter depending on the mix of products provided.

General and Administrative Costs

While general and administrative expenses increased slightly year-over-year, from approximately $1.37 million for the three months ended September 30, 2004 to $1.43 million for in the three months ended September 30, 2005, these expenses decreased as a percent of revenue from 9% to 6%. Moreover, there was a significant decrease in general and administrative expenses from the immediately preceding quarter ended June 30, 2005. During the three months ended June 30, 2005, general and administrative expenses were approximately $2.7 million, including a charge for approximately $0.5 million related to severance obligations. From the June 2005 quarter to the September 2005 quarter, general and administrative expenses on a normalized basis decreased from approximately $2.2 million to $1.4 million, or $0.8 million. This significant decrease quarter-to-quarter is primarily the result of reduced costs from restructuring and re-organization by new management.

Net Loss

The company had a net loss of $1.68 million, or $.02 per share, for the three months ended September 30, 2005. The loss included $730,000 of depreciation and amortization expense, interest expense of $734,000 (including $185,000 of non-cash interest expense), and a non-cash option expense of $205,000, which was included in selling expenses. The company also had a gain from discontinued operations of $216,000 during the period.

“A significant portion of our revenue growth this quarter is attributable to our Northeast Region, which had a 49% increase compared to the same quarter in fiscal 2004,” said Casper Zublin, Jr., DynTek’s chief executive officer. “The team had an outstanding quarter, especially in the metro New York City area, where they realized significant growth in product revenues and service margins through the acquisition of new customers. We also benefited from growth in our Southwest Region, which comprised the former Redrock and ITI businesses. Year-over-year, assuming that these businesses had been fully integrated for the entire September quarter in both fiscal 2004 and 2005, our overall organic growth rate in our information technology services business segment would have been approximately 35%.”

“We have been working on several initiatives to improve our business and financial position,” said Robert Webber, DynTek’s president. “These include efforts to restructure debt, improve access to capital, and reduce G&A expenses. We’ve also recently announced a $15 million rights offering to our shareholders in order to raise capital to retire debt and sustain growth. We had also previously announced a G&A cost reduction target of $1.6 million for the fiscal year ending June 30, 2006. In addition to the strong revenue growth during the September quarter, we are pleased to note a significant reduction in G&A expenditures from the June quarter, which should help us meet — and beat — our annual cost reduction target.”

About DynTek

DynTek is a leading provider of professional technology services to mid-market customers, such as state and local governments, educational institutions and commercial entities in the largest IT markets nationwide. The company offers technology practices in IT security, advanced network infrastructure, voice over internet protocol (“VOIP”), and access infrastructure. DynTek’s multi-disciplinary approach allows our clients to turn to a single source for their most critical technology requirements. For more information, visit www.dyntek.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others, success in reaching target markets for services and products in a highly competitive market and the ability to maintain existing and attract future customers; the ability to finance and sustain operations, including the ability to comply with the terms of working capital facilities and/or other term indebtedness of the Company, and to extend such obligations when they become due, or to replace them with alternative financing; the ability to raise equity capital in the future; the ability to achieve profitability despite historical losses from operations; the ability to maintain business relationships with IT product vendors and the ability to procure products as necessary; the size and timing of additional significant orders and their fulfillment; the continuing desire of and available budgets for state and local governments to outsource to private contractors; the ability to successfully identify and integrate acquisitions; the retention of skilled professional staff and certain key executives; the performance of the Company’s government and commercial technology services; the continuation of general economic and business conditions that are conducive to outsourcing of IT services; the ability to maintain trading on the NASD OTC Bulletin Board or other markets in the future; and such other risks and uncertainties included in our Annual Report on Form 10-K filed on September 29, 2005, and other SEC filings. The Company has no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.